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                                                                   Exhibit 99.1

UNIVERSAL FOODS CORPORATION

NEWS RELEASE                                              FOR IMMEDIATE RELEASE

                                                    Contact:      Steve Cordier
                                                                 (414) 347-3868

                  UNIVERSAL FOODS ANNOUNCES 2-FOR-1 STOCK SPLIT
                     AND DECLARES REGULAR QUARTERLY DIVIDEND

         MILWAUKEE (April 9, 1998) --- Universal Foods Corporation (NYSE: UFC) announced today that its Board of Directors has declared a 2-for-1 stock split in the form of a 100% stock dividend. The new shares will be distributed on May 22, 1998 to shareholders of record on May 6, 1998. Fractional shares will be paid out in cash.

         Universal Foods' Chairman, President and Chief Executive Officer Kenneth P. Manning stated, "We are pleased with our continuing progress at Universal Foods. The Company's stock has appreciated significantly over the past eighteen months as strong performances in our operating businesses have been aided by our strategic acquisition program. This stock split reflects management's confidence in the future of the Company and keeps our stock accessible to a wide range of investors."

         Universal Foods also declared its regular quarterly dividend of $.265 per share on a pre-split basis. The dividend is payable on June 1, 1998 to shareholders of record on May 6, 1998.

         Universal Foods is an industrial marketer of high-performance ingredients and ingredient systems that add functionality to foods and other applications, giving distinction to customers' products worldwide. The company's technical expertise includes flavors, flavor enhancers and other bioproducts, colors, yeast and dehydrated vegetables.

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                433 East Michigan Street Milwaukee, WI 53202-5106